Exhibit 8.1

600 Travis, Suite 4200 Houston, Texas 77002 713.220.4200 Phone 713.220.4285 Fax andrewskurth.com

August     , 2005

Cheniere Energy, Inc.

717 Texas Avenue, Suite 3100

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as counsel for Cheniere Energy, Inc., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement No. 333-                     on Form S-3 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the resale by certain selling security holders from time to time of (i) up to $325,000,000 aggregate principal amount of the Company’s 2.25% Convertible Senior Notes due 2012 (the “Notes”), (ii) up to 9,175,607 shares of the Company’s common stock (the “Conversion Shares”), par value $0.003 per share (the “Common Stock”), initially issuable upon conversion of the Notes and (iii) up to 2,000,000 shares of Common Stock held by BPU Associates, LLC (the “BPU Shares,” and together with the Notes and Common Stock, the “Securities”). The Notes were issued under an Indenture (the “Indenture”) dated as of July 27, 2005 between the Company and The Bank of New York, as trustee. In this connection, we have assisted in the preparation of the description of the material United States federal income tax consequences to certain holders of the Securities contained in the Registration Statement under the caption entitled “Material U.S. Federal Income Tax Considerations” (the “Tax Summary”).

In arriving at the opinion expressed below, we have examined the Registration Statement, including the prospectus included therein and the documents incorporated by reference therein, and we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below.

Subject to the qualifications and assumptions stated in the Registration Statement and the limitations and qualifications set forth herein, it is our opinion that the discussion contained in the Tax Summary is accurate and complete in all material respects and summarizes accurately all material United states federal income tax laws referred to therein.

This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the date hereof. Furthermore, our opinion is not binding on the Internal Revenue Service or a court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion. There can be no assurance that the

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Cheniere Energy, Inc.

August     , 2005

Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, however, we do not hereby admit that we are within the category of persons whose consent is required under section 7 of the Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,